Exhibit 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of May 5, 2017, is entered into by and among Wantickets RDM, LLC, a Delaware limited liability company (the “Seller”), Danco Enterprises, LLC, a New York limited liability company and the managing member (the “Seller Managing Member”) of Gamwant LLC, a Delaware limited liability company and the ultimate parent company of the Seller (“GW”), Joseph Schnaier, an individual (“Schnaier”), Gamtix, LLC, a New York limited liability company (“Gamtix”, and collectively with the Seller Managing Member and Schnaier, the “Members”), LiveXLive Tickets, Inc. (the “Buyer”), a Delaware corporation and a wholly owned subsidiary of Loton, Corp, a Nevada corporation ( “Loton”), and Loton.

WHEREAS, the Seller owns and operates a business that provides online nightlife, dance music and event ticketing sale and distribution services (the “Business”);

WHEREAS, the Members collectively own 100% of all of the issued and outstanding membership interests (the “Membership Interests”) of GW, as set forth on Schedule I hereto; GW owns 100% of the issued and outstanding membership interests of RDM Holding LLC, a Delaware limited liability company (“RDM”); and RDM owns 100% of the issued and outstanding membership of the Seller;

WHEREAS, the Seller desires to sell, and Buyer desires to acquire, substantially all of Seller’s assets in consideration for (a) two million (2,000,000) shares (the “Loton Shares”) of Loton’s common stock, $0.001 par value per share (the “Loton Common Stock”), in share amounts to be issued to the Members as set forth on Schedule I hereto, and (b) the assumption by Buyer of specified liabilities of Seller, all upon the terms and subject to the conditions set forth in this Agreement (collectively, the “Asset Purchase”); and

WHEREAS, the issuance of the Loton Shares shall qualify as a transaction in securities exempt from registration or qualification under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), Regulation D promulgated thereunder and/or Regulation S for offers and sales of securities outside the U.S.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, agree as follows:

ARTICLE I

ASSET PURCHASE; CLOSING AND ACTIONS AT CLOSING

Section 1.1 Purchase. Subject to the terms and conditions hereof, at the Closing, the Seller, on behalf of itself and its Affiliates, shall irrevocably sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from the Seller, all right, title and interest in and to all of the Seller’s assets, properties, rights, privileges, claims and contracts of every kind and nature, real and personal, tangible and intangible, absolute or contingent, wherever located, owned or leased by the Seller at the Closing Date, except for the Excluded Assets, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, restrictions on transfer or adverse claims of any nature whatsoever (collectively, the “Claims”), and used or related to the Business or necessary for the operation of the Business, as such Business is currently being conducted by Seller (collectively, the “Purchased Assets”). The Purchased Assets shall include the Seller’s right, title and interest in and to the following assets, properties and rights:

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(a)          any and all copyrights, copyright applications, patents, patent applications, artwork, methods, know-how, technical documentation, processes, procedures, inventions, trade secrets, trademarks, trade names, service marks, service names, registered user names, domain names, websites, technology, research records, data, designs, patterns, plans, drawings, manufacturing know-how and formulas, whether patentable or unpatentable, and other intellectual or proprietary rights or property (and all rights thereto and applications therefor) created, owned or used by Seller, including all Intellectual Property (defined below) and all associated goodwill, accrued rights and causes of action relating thereto;

(b)          all agreements under which the Seller conducts the Business, whether written, oral or implied, including without limitation those agreements listed in Section 3.12 of the Seller Disclosure Schedule and marked with an asterisk (collectively, the “Assumed Contracts”);

(c)          all brochures, sales literature, promotional material and other selling material relating to the Business;

(d)          all customer records, contact information, history of services and payments on account, and all correspondence relating to the Business;

(e)          all of the Seller’s rights, claims, defenses, or causes of action against third parties in respect of the Purchased Assets (including the Intellectual Property) arising out of transactions prior to the Closing, other than any and all rights related to the Eventbrite Claims (defined below);

(f)          to the extent transferable, all notifications, licenses, permits, franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor, relating to the conduct of the Business;

(g)          all goodwill, if any, and going concern value of the Business;

(h)          all telephone numbers, files, lists, vendor numbers, correspondence, records, data, plans, reports, information, manuals, agreements (whether written or oral) and recorded knowledge used by the Seller or related to the Business, including customer, supplier, price and mailing lists, and all accounting or other books and records of the Seller in whatever media retained or stored, including computer programs and disks;

(i)          all furniture, equipment (including computers and related software and software licenses), machinery, and all other tangible personal property owned by the Seller in connection with the Business;

(j)          to the extent transferable, all guarantees, warranties, indemnities and similar rights from third parties in favor of the Seller with respect to any Purchased Asset and all letters of credit and performance bonds issued to the extent the Business is a beneficiary;

(k)          all accounts receivable of the Seller in connection with the Business that arise on and after the Closing Date, as determined in accordance with the Seller’s past accounting practices consistently applied; and

(l)          all other assets of the Seller set forth in Section 1.1(l) of the Seller Disclosure Schedule.

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Section 1.2 Excluded Assets. Notwithstanding anything to the contrary set forth herein, the Purchased Assets shall not include the following assets, properties and rights of Seller (collectively, the “Excluded Assets”):

(a)          cash, cash equivalents and marketable securities and all rights to any bank accounts;

(b)          the certificate of organization, limited liability company agreement, minute books, membership interest records, and attorney-client communications of Seller;

(c)          the contracts set forth in Section 1.2(c) of the Seller Disclosure Schedule;

(d)          the Eventbrite Claims, the Sunset Tower Claims and any other judgments, claims, settlements and the like existing in Seller’s favor as of the Closing Date and listed in Schedule 1.2(d) of the Seller Disclosure Schedule;

(e)          the rights that accrue to Seller hereunder;

(f)          rights to refunds of taxes paid by the Seller, whether paid directly by Seller or indirectly by a third party on Seller’s behalf, regardless of whether such rights have arisen or hereafter arise;

(g)          insurance policies (and any cash or surrender value thereon), including without limitation, the Seller Policies (defined below);

(h)          all accounts receivable of the Seller in connection with the Business that arose before the Closing Date, as determined in accordance with the Seller’s past accounting practices consistently applied; and

(i)          any equity interest in the subsidiary of Seller identified in Section 3.3 of the Seller Disclosure Schedule.

Section 1.3 Consideration. In consideration for the Purchased Assets, at the Closing on the Closing Date, and upon all of the terms and subject to all of the conditions of this Agreement:

(a)          Assumption of Liabilities. Subject to Section 7.4, Buyer agrees to assume and become responsible for all of the assumed liabilities listed below in this Section 1.3(a) (collectively, the “Assumed Liabilities”). Buyer will not assume or have any responsibility, however, with respect to any obligation or liability of Seller not included within the definition of Assumed Liabilities.

(i) all liabilities and obligations of Seller under the Assumed Contracts accruing from and after the Closing Date; and

(ii) all accounts payable and operating expenses of Seller to the extent arising and incurred subsequent to the Closing Date.

(b)          Issuance of Loton Shares. The Buyer shall deliver to the Seller, share certificates representing the Loton Shares, issued to and in the amounts set forth opposite each Member’s name on Schedule I attached hereto; provided that the Buyer may deliver such certificates to the Seller within five (5) business days after the Closing Date; provided, further, that notwithstanding any delay in delivery of such certificates, each Member shall be deemed to be the owner of the Loton Shares in such amounts as set forth opposite each Member’s name on Schedule I effective as of the Closing Date.

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Section 1.4 Excluded Liabilities. The Assumed Liabilities shall not include, and in no event shall Buyer assume, agree to pay, discharge or satisfy any liability or obligation hereunder or otherwise have any responsibility for any liability or obligation of Seller (the “Excluded Liabilities”):

(a)          shown in the Seller Financial Statements and the Seller Additional Interim Financial Statements (each as defined below);

(b) for all accounts payable, costs, expenses, liabilities or any other obligations of Seller arising or incurred prior to the Closing Date, except to the extent any such costs, expenses, liabilities or other obligations relate to Seller’s obligations under Assumed Contracts that are required to be performed after the Closing Date;

(c)          for any governmental fees and taxes even if payment is required after the Closing Date, except for any governmental fees or taxes relating to the Purchased Assets arising after the Closing Date;

(d)          pertaining to any Excluded Asset;

(e)          relating to, resulting from or arising out of Seller’s employment, engagement or termination of its employees, consultants and directors; or

(f)          arising or incurred in connection with the negotiation, preparation and execution hereof and the Contemplated Transactions and any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of the Seller.

Such Excluded Liabilities shall include all claims, actions, litigation and proceedings relating to any or all of the foregoing and all costs and expenses in connection therewith.

Section 1.5 Closing. The closing of the Asset Purchase (the “Closing”) shall take place remotely via the exchange of documents and signatures simultaneously with the execution and delivery of this Agreement (the “Closing Date”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND LOTON

Each of the Buyer and Loton represents and warrants to the Seller and the Members that the statements contained in this Article II are true and correct on the date hereof, except as set forth in the disclosure schedule provided by the Buyer and Loton to the Seller (the “Buyer Disclosure Schedule”). The Buyer Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II; and to the extent that it is clear from the context thereof that such disclosure also applies to any other numbered paragraph contained in this Article II, the disclosures in any numbered paragraph of the Buyer Disclosure Schedule shall qualify such other corresponding numbered paragraph in this Article II. For purposes of this Article II, the phrase “to the knowledge of the Buyer” or any phrase of similar import shall be deemed to refer to the actual knowledge of any executive officer of the Buyer or Loton as well as any other knowledge which such person would have possessed had such person made reasonable inquiry of appropriate officers, directors and key employees of the Buyer or Loton and the accountants and attorneys of the Buyer or Loton.

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Section 2.1 Corporate Organization. (a) Each of the Buyer and Loton is a corporation duly organized, validly existing and in good standing under the laws of Delaware and Nevada, respectively, and each has all requisite corporate power and authority to own its assets and governmental licenses, authorizations, consents and approvals to conduct its respective business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on the activities, business, operations, properties, assets, condition or results of operation of Loton. “Material Adverse Effect” means, when used with respect to Loton, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of Loton and its subsidiaries (taken as a whole), or materially impair the ability of Loton to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, or (ii) changes in the United States securities markets generally.

(b) Copies of the Articles of Incorporation and By-Laws of Loton with all amendments thereto, as of the date hereof (the “Loton Charter Documents”), have been filed as part of the SEC Reports (as defined below), and such copies are accurate and complete as of the date hereof. Loton is not in any material violation of any of the provisions of the Buyer Charter Documents. Copies of the Articles of Incorporation and By-Laws of the Buyer with all amendments thereto, as of the date hereof (the “Buyer Charter Documents”), have been delivered to the Seller, and such copies are accurate and complete as of the date hereof. The Buyer is not in material violation of any of the provisions of the Buyer Charter Documents.

Section 2.2 Capitalization of Loton and the Buyer. (a) The authorized capital stock of Loton consists of five hundred million (500,000,000) shares of Loton Common Stock and one million (1,000,000) shares of Loton’s preferred stock, $0.001 par value per share (“Loton Preferred Stock”). The number of issued and outstanding shares of Loton Common Stock, Loton Preferred Stock and warrants convertible into Loton Common Stock or Loton Preferred Stock is as stated in the SEC Reports as of the date(s) stated therein. The authorized capital stock of the Buyer consists of one hundred (100) shares of Buyer’s common stock, $0.0001 par value per share (the “Buyer Common Stock”). Other than one hundred (100) shares of Buyer Common Stock issued to Loton, there are no other issued and outstanding shares of Buyer Common Stock or any warrants or other securities convertible into Buyer Common Stock.

(b) All of the issued and outstanding shares of Loton Common Stock and all shares of Loton Common Stock when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable. Except with respect to securities to be issued to the Members pursuant to the terms hereof or as provided in the SEC Reports, as of the date stated in such SEC Reports, or as set forth on Schedule 2.2 of the Buyer Disclosure Schedule, there are no outstanding or authorized options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire or receive any shares of Loton’s capital stock, nor are there any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights, pre-emptive rights or rights of first refusal with respect to Loton or any Loton Common Stock, or any voting trusts, proxies or other agreements, understandings or restrictions with respect to the voting of the Loton’s capital stock. Except as set forth in the SEC Reports, there are no registration or anti-dilution rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which Loton is a party or by which it is bound with respect to any equity security of any class of Loton. Except as set forth in the SEC Reports or on Schedule 2.2 of the Buyer Disclosure Schedule, Loton is not a party to any agreement restricting the transfer of any shares of the capital stock of Loton.  The issuance of all of the Loton Shares pursuant to this Agreement has been, or will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws.

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(c) Except as set forth in the SEC Reports or on Schedule 2.2 of the Buyer Disclosure Schedule, there are no outstanding contractual obligations (contingent or otherwise) of Loton to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, Loton or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

Section 2.3 Subsidiaries and Equity Investments. Except as set forth in the SEC Reports or as contemplated by this Agreement, Loton does not directly or indirectly own any capital stock or other securities of, or any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity.

Section 2.4 Authorization, Validity and Enforceability of Agreements. Each of the Buyer and Loton has all corporate power and authority to execute and deliver this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Buyer and Loton and the consummation by the Buyer and Loton of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of the Buyer and Loton, respectively, and no other corporate proceedings on the part of the Buyer or Loton are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of the Buyer and Loton and upon the execution of this Agreement by the Members, shall be enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought. The Buyer and Loton do not need to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other person in order for it to consummate the transactions contemplated by this Agreement, other than filings that may be required or permitted under states or federal securities laws, the Securities Act and/or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 2.5 No Conflict or Violation. Neither the execution and delivery of this Agreement by the Buyer or Loton, nor the consummation by the Buyer or Loton of the transactions contemplated hereby will: (i) contravene, conflict with, or violate any provision of the Buyer Charter Documents or Loton Charter Documents, respectively; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which the Buyer is subject, (iii) conflict with, result in a breach of, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Buyer is a party or by which it is bound, or to which any of its assets or properties are subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of the Loton Shares, except where the occurrence of any such event in clauses (ii)-(iv) has not had and would not reasonably be expected to have a Material Adverse Effect.

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Section 2.6 Litigation. There is no action, suit, proceeding or investigation (“Action”) pending or, to the knowledge of the Buyer, currently threatened against the Buyer, Loton or any of their affiliates, that may affect the validity of this Agreement or the right of the Buyer or Loton to enter into this Agreement or to consummate the transactions contemplated hereby. Except as set forth in the SEC Reports, there is no Action pending or, to the knowledge of the Buyer, currently threatened against the Buyer, Loton or any of their affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against the Buyer, Loton or any of their affiliates. Except as set forth in the SEC Reports, none of the Buyer, Loton or any of their affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

Section 2.7 Compliance with Laws.  (a) Since April 28, 2014, Loton has been and is in compliance with, and has not received any notice of any violation of any, applicable law, order, ordinance, regulation or rule of any kind whatsoever, including without limitation the Securities Act, the Exchange Act, the applicable rules and regulations of the United States Securities and Exchange Commission (the “SEC”) or the applicable securities laws and rules and regulations of any state, except where any violation of any such applicable law, order, ordinance, regulation or rule has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Since April 28, 2014, the Buyer has not received any notice or other communication (whether oral or written) from any Governmental Entity or any other person regarding (i) any actual, alleged, possible, or potential material violation of, or material failure to comply with, any law or (ii) any actual, alleged, possible, or potential material obligation on the part of the Buyer to undertake, or to bear all or any material portion of the cost of, any remedial action of any nature, except where the occurrence of any such event in clauses (i)-(ii) has not had and would not reasonably be expected to have a Material Adverse Effect.

(c) There is no Action pending or threatened in writing against or affecting the Buyer or Loton seeking to restrain or prohibit the Buyer’s or Loton’s entry into this Agreement or prohibit the Closing.

Section 2.8 Financial Statements; SEC Filings. (a) Loton’s financial statements (the “Financial Statements”) contained in its periodic reports filed with the SEC since April 28, 2014 have been prepared in accordance with generally accepted accounting principles applicable in the United States of America (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated, except that those Financial Statements that are not audited do not contain all footnotes required by U.S. GAAP. The Financial Statements fairly present the financial condition and operating results of Loton as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments.

(b) Since April 28, 2014, Loton has timely made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act (the “SEC Reports”), except where the failure to timely make any such filings has not had and would not reasonably be expected to have a Material Adverse Effect. Each of the SEC Reports has complied in all material respects with the applicable provisions of the Securities Act, the Exchange Act, and the Sarbanes/Oxley Act of 2002 (the “Sarbanes/Oxley Act”) and/or regulations promulgated thereunder, except as set forth in the SEC Reports or where the failure to do so has not had and would not reasonably be expected to have a Material Adverse Effect.  There is no revocation order, suspension order, injunction or other proceeding or law affecting the trading of Loton Common Stock.

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Section 2.9 Books, Financial Records and Internal Controls. All the accounts, books, registers, ledgers, board of directors’ minutes and financial and other records of whatsoever kind of the Buyer have been, in all material aspects, fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of Loton. Except as set forth in the SEC Reports, Loton maintains a system of internal accounting controls sufficient, in the judgment of Loton, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability.

Section 2.10 No Broker Fees. No agent, broker, finder, or investment or commercial banker, or other person or firm engaged by or acting on behalf of the Buyer, Loton or any of their affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions.

Section 2.11 Disclosure. The information concerning the Buyer and Loton set forth in this Agreement and in the SEC Reports, with respect to Loton, is complete and accurate in all material respects. No representation or warranty by the Buyer or Loton contained in this Agreement, and no statement contained in any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Buyer or Loton pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

Section 2.11 No Other Representations. Except as expressly set forth in this Agreement, none of the Buyer or Loton make any further representations or warranties, express or implied, and any such representations and warranties are hereby expressly disclaimed.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER, THE SELLER MANAGING MEMBER AND SCHNAIER

Each of the Seller, the Seller Managing Member and Schnaier represents and warrants to the Buyer and Loton that the statements contained in this Article III are true and correct on the date hereof, except as set forth in the disclosure schedule provided by the Seller to the Buyer (the “Seller Disclosure Schedule”). The Seller Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III; and to the extent that it is clear from the context thereof that such disclosure also applies to any other numbered paragraph contained in this Article III, the disclosures in any numbered paragraph of the Seller Disclosure Schedule shall qualify such other corresponding numbered paragraph in this Article III. For purposes of this Article III, the phrase “to the knowledge of the Seller” or any phrase of similar import shall be deemed to refer to the actual knowledge of the Seller, the Seller Managing Member and Schnaier and any officer of the Seller and the Seller Managing Member, as well as any other knowledge which such person would have possessed had such person made reasonable inquiry of the Seller Managing Member and Schnaier and appropriate officers, directors, key employees, accountants and attorneys of the Seller, the Seller Managing Member and Schnaier.

Section 3.1 Organization.  (a) Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of Delaware and has the power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Limited Liability Company Agreement of Seller, dated as of July 21, 2016 (the “Operating Agreement”) or any of the other Seller Charter Documents.  Seller has taken all actions required by law, its Certificate of Formation, Operating Agreement or any of the other Seller Charter Documents, or otherwise to authorize the execution and delivery of this Agreement and the transactions contemplated herein.  Seller has full power, authority, and legal capacity and has taken all action required by law, its Certificate of Formation, Operating Agreement or any of the other Seller Charter Documents, and otherwise to enter into this Agreement and consummate the transactions contemplated herein.

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(b)          Copies of the Certificate of Formation and the operating agreements of each of the Seller, GW and RDM with all amendments thereto, as of the date hereof (collectively, the “Seller Charter Documents”), have been delivered to the Buyer and Loton, and such copies are accurate and complete as of the date hereof. Each of the Seller, GW and RDM is not in material violation of any of the provisions of its respective Seller Charter Documents.

Section 3.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement and the other agreements contemplated hereunder by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Seller. This Agreement and the other agreements contemplated hereunder have been duly executed and delivered by the Seller. This Agreement and all agreements and other documents executed by the Seller in connection herewith, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute a valid and legally binding obligation of the Seller enforceable against the Seller in accordance with the terms herein and therein, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws, or by equitable principles relating to the rights of creditors generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.3 Subsidiaries and Predecessor Corporations. Except as set forth in Section 3.3 of the Seller Disclosure Schedule, the Seller does not own, beneficially or of record, any shares of any entity.

Section 3.4 Members.   The Members collectively own 100% of all of the issued and outstanding membership interests of GW, as set forth on Schedule I hereto; GW owns 100% of all of the issued and outstanding membership interests of RDM; and RDM owns 100% of all of the issued and outstanding membership interests of Seller.

Section 3.5 Financial Statements; Tax Matters. (a) Seller has kept all books and records since inception and the Seller Financial Statements have been prepared in accordance with U.S. GAAP consistently applied throughout the periods involved. The Seller Financial Statements fairly present the financial condition and operating results of Seller as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments.  As of the date of the Seller Financial Statements, Seller had no liabilities or obligations (absolute or contingent) which should be reflected in the Seller Financial Statements or the notes thereto prepared in accordance with U.S. GAAP, and all assets reflected therein are properly reported and present fairly the value of the assets of Seller, in accordance with U.S GAAP consistently applied throughout the periods involved. The Seller Financial Statements reflect fairly the information required to be set forth therein by U.S. GAAP. For purposes of this Agreement, “Seller Financial Statements” means (a) the audited balance sheets of Seller at June 30, 2016 and 2015, and the related audited statements of operations, stockholders’ equity and cash flows for each of the 12-month periods then ended and related notes to such financial statements, and (b) unaudited balance sheets of Seller at December 31, 2016 and 2015, and the related unaudited statements of operations and cash flows for each of the three and six month periods then ended and related notes to such financial statements.

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(b) Seller is not delinquent in the payment of any material governmental fees and tax, including, without limitation, payroll, sales and use taxes, nor is there any tax deficiency, penalty, or interest outstanding, assessed or proposed against the Seller in connection with any Claim for governmental fees or taxes, and the Seller has not executed or requested any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any tax. Seller has made all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is materially true and complete and full provision or reserves have been made in their respective financial statements for all governmental fees and taxation.

(c) The books and records, financial and otherwise, of the Seller are, in all material aspects, complete and correct and have been maintained in accordance with good business and accounting practices and U.S. GAAP consistently applied throughout the periods involved.

Section 3.6 [Intentionally Omitted].

Section 3.7 Absence of Certain Changes or Events. Since its inception, (a) there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of Seller; and (b) Seller has not (i) made any material change in its method of management, operation or accounting, (ii) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its members, managers, or employees, and (iii) to the knowledge of Seller, no event or development has occurred which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Seller Material Adverse Effect. “Seller Material Adverse Effect” means, when used with respect to Seller, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of Seller, or materially impair the ability of Seller to perform its obligations, or consummate the transactions contemplated, under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, or (ii) changes in the United States securities markets generally.

Section 3.8 Litigation and Proceedings. Except as set forth in Section 3.8 of the Seller Disclosure Schedule, there are no actions, suits, proceedings or investigations (collectively, the “Actions”) pending or, to the knowledge of Seller, threatened by or against Seller or affecting Seller or its assets or rights, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  Except as set forth in Section 3.8 of the Seller Disclosure Schedule, there is no Action initiated by Seller currently pending or which Seller currently intends to initiate. To the knowledge of Seller there has not been and there is no material default on its part with respect to any judgment, order, injunction, decree, award, rule or regulation (each, an “Order”) of any court, arbitrator, or governmental agency or instrumentality or of any circumstances (each, a “Governmental Entity”).

Section 3.9 No Conflict; Governmental Consents. The execution, delivery and performance of this Agreement by Seller does not and will not (i) violate, conflict with or result in the breach of any provision of the Operating Agreement or any other charter governing documents of Seller (ii) conflict with or violate in any material respect any law or Order applicable to Seller, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation or imposition of any Claim with respect to any of the Purchased Assets pursuant to, any note, bond, mortgage, indenture, license, permit, lease, sublease or other material agreement to which Seller is a party or by which any of the Purchased Assets is bound or affected, except where the occurrence of any such event in clauses (ii)-(iii) has not had and would not reasonably be expected to have a Seller Material Adverse Effect. The execution, delivery and performance of this Agreement by Seller do not and will not require any approval or Order of any Governmental Entity.

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Section 3.10 Compliance With Laws and Regulations. (a) To the knowledge of Seller, Seller has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Seller or except to the extent that noncompliance would not result in the occurrence of any material liability for Seller.    This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

(b) Seller has not received any notice that it is (i) in material violation of any applicable law, or (ii) subject to or in material default with respect to any Order to which Seller or its properties or assets (owned or used), is subject. Seller has, since inception, been in material compliance with each law that is or was applicable to it or use of any of its assets.

(c) Seller has not received since inception any notice or other communication (whether oral or written) from any Governmental Entity or any other person regarding (i) any actual, alleged, possible, or potential material violation of, or material failure to comply with, any law or (ii) any actual, alleged, possible, or potential material obligation on the part of Seller to undertake, or to bear all or any material portion of the cost of, any remedial action of any nature.

(d) There is no Action pending or threatened in writing against or affecting Seller seeking to restrain or prohibit Seller’s entry into this Agreement or prohibit the Closing.

Section 3.11 Approval of Agreement. RDM, as sole member of Seller, has duly authorized the execution and delivery of this Agreement and the other agreements contemplated hereunder by Seller and has approved this Agreement, the other agreements hereunder and the transactions contemplated hereby as required under the Operating Agreement and Seller’s Certificate of Formation or any of the other Seller Charter Documents.

Section 3.12 Contracts. (a) Section 3.12 of the Seller Disclosure Schedule lists the following agreements (written or oral) to which Seller is a party as of the date of this Agreement: (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties; (ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services; (iii) any agreement establishing a partnership or joint venture; (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a security interest on any of its assets, tangible or intangible; (v) any employment or consulting agreement; (vi) any agreement involving any current or former officer, director or member of Seller; (vii) any agreement under which the consequences of a default or termination would reasonably be expected to have a Seller Material Adverse Effect; (viii) any agreement which contains any provisions requiring Seller to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); (ix) any other agreement (or group of related agreements) either involving a payment by Seller of more than $25,000 or not entered into in the ordinary course of business; (x) any agreement with a promoter or other customer that provides for Seller to be an exclusive provider of services to such promoter or customer; and (xi) any agreement, other than as contemplated by this Agreement, relating to the sales of securities of Seller to which Seller is a party.

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(b) Seller has delivered or made available to the Buyer a complete and accurate copy of each agreement listed in Section 3.12 of the Seller Disclosure Schedule. With respect to each agreement so listed, except as set forth in Section 3.12 of the Seller Disclosure Schedule: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) Seller, and to the knowledge of Seller, any other party, is not in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of Seller, is threatened, which, after the giving of notice, with lapse of time or otherwise, would constitute a breach or default by Seller or, to the knowledge of Seller, any other party under such contract.

Section 3.13 Intellectual Property. (a) Seller owns, is licensed to use, or otherwise possesses legally enforceable rights to use, license and exploit all (i) patents, copyrights, trademarks, service marks, trade names, and domain names, (ii) trade secrets, and (iii) computer programs and other computer software, databases, know-how, proprietary technology, formulae, and development tools, together with all goodwill related to any of the foregoing (collectively, (i)-(iii) constituting the “Intellectual Property”), in each case to the extent that such is reasonably necessary to conduct Seller’s business as presently conducted and the absence of which would reasonably be expected to result in a Seller Material Adverse Effect. The Seller has not received any notice or claim challenging the validity or enforceability of any of the Intellectual Property or indicating an intention on the part of any person to bring a claim that any of the Intellectual Property is invalid or unenforceable, nor to the knowledge of the Seller is there a reasonable basis for any claim that any of the Intellectual Property is either invalid or unenforceable. All Registered Intellectual Property (defined below) has been registered or obtained in accordance with all applicable legal requirements, and the Seller has timely paid all filing, examination, issuance, post registration and maintenance fees and annuities associated with or required with respect thereto. To the knowledge of the Seller, none of the Registered Intellectual Property has been or is now involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and no such action is or has been threatened. The Seller has not taken any action or failed to take any action that would reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any Registered Intellectual Property.

(b) Section 3.13(b)(i) of the Seller Disclosure Schedule sets forth all registered and issued patents, copyrights, trademarks, service marks, trade names, and domain names owned by Seller, as well as all applications for registration of the foregoing (collectively, the “Registered Intellectual Property”), including: (i) the registration or application number, the date filed and the title, if applicable, of the registration or application and (ii) the names of the jurisdictions covered by the applicable registration or application.  Except as set forth in Section 3.13(b)(ii) of the Seller Disclosure Schedule, there are no agreements currently in effect containing any ongoing royalty or any other payment obligations of Seller in excess of $10,000 per annum with respect to Intellectual Property. Section 3.13(b)(iii) of the Seller Disclosure Schedule sets forth any Intellectual Property, other than generally commercially available off the shelf software, that the Seller does not own and uses or licenses in the Business.

(c) Seller’s rights in the Registered Intellectual Property are valid and subsisting, except as would not reasonably be expected to have a Seller Material Adverse Effect. As of the Closing Date, in connection with such Registered Intellectual Property, all necessary registration, maintenance and renewal fees will have been paid and all necessary documents and certificates will have been filed with the relevant governmental entities, in all cases except as would not reasonably be expected to have a Seller Material Adverse Effect. None of the Registered Intellectual Property has been adjudged invalid or unenforceable in whole or part and, to the knowledge of the Seller, all Registered Intellectual Property is valid and enforceable. The Seller has taken reasonable actions to maintain and protect the Registered Intellectual Property, including payment of applicable maintenance fees and filing of applicable statements of use other than certain foreign applications which the Seller, in its reasonable business judgment, has abandoned in the ordinary course of business.

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(d) Seller is not, or will not as a result of the consummation of the Asset Purchase or other Contemplated Transactions be, in breach in any material respect of any license, sublicense or other agreement through which Seller obtains the right to use or exploit any Intellectual Property that is necessary to conduct Seller’s business as presently conducted (the “Third Party Intellectual Property Rights”), the breach of which would reasonably be expected to result in a Seller Material Adverse Effect.

(e) Seller has not (i) been named as a defendant in any Action which involves a claim of infringement or misappropriation of any Third Party Intellectual Property Right or (ii) received any written notice or, to the knowledge of Seller, other communication of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of any Third Party Intellectual Property Right.

(f) To the knowledge of Seller, no other person is infringing, misappropriating or making any unlawful or unauthorized use of any Intellectual Property of the Seller in a manner reasonably expected to have a Seller Material Adverse Effect.

(g) At the Closing, the Seller will assign to the Buyer free and clear of any Claims the Intellectual Property in accordance with the terms of this Agreement and the Trademark and Domain Name Assignment.

(h) To the knowledge of the Seller, neither Schnaier nor Richard Blakeley is obligated under any agreement or subject to any judgment, decree or order of any court or governmental body, or any other restriction that could reasonably be expected to materially interfere with such person carrying out his duties for the Buyer or that could reasonably be expected to materially conflict with the Intellectual Property or the Business as presently conducted.

(i) To the knowledge of the Seller, none of the software or code included in the Purchased Assets and developed by or for Seller (other than software or code currently under development) (collectively, “Software”) (i) contains or was designed or implemented with any bug, defect, or error that is not reasonably remedied using commercially reasonable efforts and that materially and adversely affects the use, functionality, or performance of such Software or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment provided with the Software or relating to the use, functionality, or performance of such Software, and cannot be brought into material compliance using commercially reasonable efforts.

(j) To the knowledge of the Seller, no Software was designed or implemented with, or as of the last routine check of the Software for such purpose, contains any (x) "back door," "drop dead device," "time bomb," or "Trojan horse," or (y) "virus," "spyware" or "adware" that materially and adversely affects the use, functionality, or performance of such Software (with respect to both (x) and (y) as such terms are commonly understood in the software industry), or (z) any other code designed or intended to have, any of the following functions: (i) disrupting, disabling, harming, or providing unauthorized access to, a computer system or network or other device on which the Software is stored or installed or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user's consent ((x)-(z) collectively, "Malicious Code"), other than, with respect to (x)-(z), such that cannot be reasonably remedied using commercially reasonable efforts. Seller implements commercially reasonable measures designed to prevent the introduction of Malicious Code into Software.

Section 3.14 Undisclosed Liabilities. Seller has no liabilities, debt or any other indebtedness (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on Seller’s financial statements provided to the Buyer, (b) liabilities not exceeding $100,000 in the aggregate that have arisen since April 1, 2017, and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by U.S. GAAP to be reflected on the Seller Financial Statements.

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Section 3.15 Principal Equipment; Sufficiency of Assets. (a) Each material item of equipment being acquired by the Buyer as part of the Purchased Assets is in good operating condition and repair, subject to normal wear and tear, suitable for the purposes for which it is currently being used, but is otherwise being transferred on a "where is" and, as to condition, "as is" basis.

(b) Except for the Excluded Assets, the Purchased Assets and the other rights to be acquired under this Agreement and the agreements contemplated hereunder constitute (x) all property, assets, personnel and rights that are used or held for use by the Seller or any of its subsidiaries primarily in the operation or conduct of the Business and (y) all property, assets and rights that are necessary for the operation or conduct of the Business as currently conducted.

Section 3.16 Employees; Employee Benefit Plans. (a) Except as set forth in Section 3.16(a) of the Seller Disclosure Schedule, Seller does not (i) employ or engage any employees, consultants or independent contractors, or (ii) maintain or have any liability with respect to any Benefit Plan.

(b) Other than as set forth on Section 3.16(b) of the Seller Disclosure Schedule, the employment of each employee of Seller is terminable at will. Other than as set forth on Section 3.16(b) of the Seller Disclosure Schedule, no employee of Seller has been granted the right to continued employment by Seller or to any material compensation following termination of employment with Seller. Seller is not in default with respect to any obligation to any of its employees in any material respect. No employee of Seller is represented by any labor union or covered by any collective bargaining agreement. There is no pending or, to the knowledge of Seller, threatened dispute or Action involving Seller and any employee or group of its employees, including, without limitation, charges of discrimination, retaliation, or violation of equal opportunity or anti-discrimination laws. Seller has complied and is currently complying in all material respects with all applicable laws relating to Benefit Plans, employment and employment practices, terms and conditions of employment, and wages and hours. Seller has not been notified of any pending or threatened investigation or audit by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”) or other federal agency charged with administration and enforcement of federal immigration laws concerning Seller, and Seller has not received any “no match” notices from ICE, the Social Security Administration or the Internal Revenue Service (the “IRS”).

(c) Section 3.16(c) of the Seller Disclosure Schedule sets forth a complete and correct list of each Benefit Plan.  A copy of each Benefit Plan has been made available to the Buyer, including, (i) the 3 most recent annual reports on Form 5500 filed with the U.S. Department of Labor with respect to each Benefit Plan (if any such report was required) and schedules thereto, (ii) the most recent summary plan description or similar document for each such Benefit Plan for which such summary plan description is required or was otherwise provided to plan participants or beneficiaries, (iii) the most recent actuarial report or other financial statement, if any, relating to such Benefit Plan, (iv) the most recent determination letter or opinion letter, if any, issued by the IRS with respect to such Benefit Plan and any pending request for such a determination letter, (v) each trust agreement and insurance annuity contract, if any, relating to any such Benefit Plan, (F) the 3 most recent 401(k) nondiscrimination testing results (if applicable) and (vi) written descriptions of all non-written agreements relating to the Benefit Plans. “Benefit Plan” shall mean any benefit and compensation plan, contract, policy or arrangement covering employees or former employees and leased employees, directors, officers, shareholders or independent contractors (in each case either current or former) of Seller (or predecessors thereof) or any Seller ERISA Affiliate, including, but not limited to any “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); any “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); any incentive compensation plan; any employment, consulting, termination, retention, indemnification or severance agreement, plan or arrangement; any stock ownership, stock bonus, stock option, restricted stock, stock appreciation right, profits interest, membership unit award, stock purchase, phantom stock or bonus plan; any nonqualified deferred compensation plan (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)); and any fringe benefit or perquisite plan, arrangement or policy; in each case, (whether funded or unfunded, written or oral, qualified or nonqualified), that is sponsored, maintained or contributed to or required to be contributed to by Seller, any Seller Affiliate, Seller or any Seller ERISA Affiliate. “Seller ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with Seller would be deemed a “single employer” within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

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(c) Neither Seller nor any Seller ERISA Affiliate participates currently or has ever participated in and is not required currently and has never been required to contribute to or otherwise participate in any multiemployer plans (as defined in Section 3(37) of ERISA), any multiple employer plan (as defined in Section 413(c) of the Code), any “defined benefit plan” as defined in Section 3(35) of ERISA, any pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, any plan, program or arrangement subject to Title IV of ERISA, or any multiple employer welfare arrangement as defined in Section 3(40) of ERISA. Each Benefit Plan has been operated, maintained and administered in accordance with its material terms and with the requirements of applicable law, including ERISA and the Code.  There has been no violation of or failure resulting in a Seller Material Adverse Effect to comply with ERISA or the Code with respect to the filing of applicable returns, reports, documents and notices regarding any of the Benefit Plans with any Governmental Entity or the furnishing of such notices or documents to the participants or beneficiaries of the Benefit Plans.  Neither Seller, nor any Seller ERISA Affiliate, “party in interest” or “disqualified person” with respect to the Benefit Plans has engaged in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA for which an applicable statutory or administrative exemption does not exist to the extent that it would result in a Seller Material Adverse Effect.  All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, U.S. GAAP.

(d) Each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a determination or opinion letter from the IRS stating that it (or the master or prototype form on which it is established) is so qualified, and to the knowledge of Seller, no event has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect the qualified status of any such Benefit Plan.

(e) Each Benefit Plan that is a “group health plan” has complied in all respects in form, operation and administration with the employer shared responsibility mandate, to the extent applicable, under Code Section 4980H, and Seller is not subject to, nor reasonably could be expected to be subject to, any “assessable payments” (within the meaning of Code Section 4980H) to the extent it would result in a Seller Material Adverse Effect.  Except as otherwise provided herein, no Seller Material Adverse Effect could reasonably be expected to occur with respect to the following: the execution of this Agreement, the agreements contemplated hereunder or the consummation of the Asset Purchase will not (either alone or upon the occurrence of any additional events that, standing alone, would not trigger such benefits) (i) entitle any person to severance payable by Seller or any Seller Affiliates, (ii) accelerate the time of funding, vesting or payment of any benefits under any of the Benefit Plans or (iii) result in the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” with respect to any person within the meaning of Section 280G(b) of the Code.  Each Benefit Plan that is a “nonqualified deferred compensation” plan within the meaning of Section 409A of the Code has been operated in material compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations).  Neither Seller nor Seller has any actual or potential obligation to reimburse or otherwise “gross-up” any person for the interest or additional tax set forth under Section 409(A)(a)(1)(B) of the Code.

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(f) There are (i) no current, pending or, to the knowledge of Seller, threatened investigations by any Governmental Entity involving Benefit Plans, and (ii) no pending, asserted or, to the knowledge of Seller, threatened claims (other than routine claims for benefits), suits or proceedings against any Benefit Plans that could reasonably be expected to result in a Seller Material Adverse Effect.  None of the Benefit Plans provides for post-employment life, health or medical insurance or life, health, medical or other welfare benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or applicable state law or otherwise, that could reasonably be expected to result in a Seller Material Adverse Effect.

(g) Except as could be reasonably expected to result in a Seller Material Adverse Effect, each individual who is classified by Seller or any affiliate thereof as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

Section 3.17 Obligations of Management. Each officer and key employee of Seller is currently working full time in the conduct of the business of Seller. To the knowledge of the Seller, no officer or key employee of Seller is planning to work less than full time in the future. To the knowledge of the Seller, (i) no officer or key employee is currently working or plans to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise, (ii) is planning to leave the employ of Seller, or (iii) is working for Seller in violation of any contractual obligation to any other person, or (iv) employment of Schnaier or Richard Blakeley by the Buyer or Loton would not be in violation of any of their contractual obligation to any other person.

Section 3.18 Insurance. Section 3.18 of the Seller Disclosure Schedule sets forth a list of the policies of insurance currently maintained with respect to the products, properties, assets, operations, business and/or current or former employees of Seller (collectively, the “Seller Policies”). Seller heretofore has made available to the Buyer copies of all Seller Policies. All premiums due on the Seller Policies have been paid, and no notice of cancellation or termination or intent to cancel has been received by Seller with respect to the Seller Policies and to the knowledge of Seller, no grounds exist for such termination or cancellation.

Section 3.19 Customers and Suppliers. Seller is not involved in any material claim or controversy with any of its customers or suppliers. Set forth on Section 3.19 of the Seller Disclosure Schedule is a complete list of (a) Seller’s ten (10) largest dollar-volume customers and (b) top ten (10) dollar-volume vendors, in each case for the years ended December 31, 2016 and December 31, 2015. Except as set forth on Section 3.19 of the Seller Disclosure Schedule, no customer or supplier listed on Section 3.19 of the Seller Disclosure Schedule has canceled, materially diminished or otherwise terminated, or communicated any written threat to Seller to cancel, materially diminish or otherwise terminate its relationship with Seller, and to the knowledge of Seller, there is no basis for any of the foregoing.

Section 3.20 Absence of Certain Commercial Practices. Neither Seller nor any officer, manager, member, managing member, director, employee, trustee, agent or representative of Seller, nor any person acting on behalf of any of the foregoing, has given or agreed to give any (a) individual gift or similar benefit to any customer, supplier, Governmental Entity (including any governmental employee or official) or any other person who is or may be in a position to help, hinder or assist Seller or the person giving such gift or benefit in connection with any actual or proposed transaction relating to Seller’s businesses, which gifts or similar benefits would individually or in the aggregate subject Seller or any officer, director, member, managing member, employee, agent or representative of Seller to any criminal Action or violation of law; (b) receipts from or payments to any governmental officials, physicians or employees in violation of law; (c) bribes or kickbacks; or (d) any receipts or disbursements in connection with any unlawful boycott.

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Section 3.21 Banks. Section 3.21 of the Seller Disclosure Schedule sets forth (a) the name of each bank, trust company or other financial institution with which Seller has an account, credit line or safe deposit box, (b) the names of all persons authorized to draw thereon or to have access to any safe deposit box, and (c) the purpose of each such account, credit line or safe deposit box. From and after Closing, Seller will separately furnish to the Buyer the passwords used to access such accounts, including those required for voice response and internet services.

Section 3.22 No Broker Fees. No agent, broker, finder, or investment or commercial banker, or other person or firm engaged by or acting on behalf of Seller, any Member or any of their affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions.

Section 3.23 No Other Representations. Except as expressly set forth in this Agreement, none of the Seller or any Member make any further representations or warranties, express or implied, in respect of the Business or the Purchased Assets, and any such representations and warranties are hereby expressly disclaimed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

Each of the Members severally and not jointly represents and warrants to the Buyer and Loton that the statements contained in this Article IV with respect to such Member are true and correct on the date hereof. For purposes of this Article IV, the phrase “to the knowledge of such Member” or any phrase of similar import shall be deemed to refer to the actual knowledge of such Member as well as any other knowledge which such person would have possessed had such person made reasonable inquiry of appropriate managing member, officers, directors, key employees, accountants and attorneys of the Seller or such Member with respect to the matter in question.

Section 4.1 Authority. The Member has the right, power, authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement to which such Member is a party, and to perform the Member’s obligations under this Agreement to which such Member is a party. This Agreement has been duly and validly authorized and approved, executed and delivered by such Member. Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties thereto other than such Member, this Agreement is duly authorized, executed and delivered by such Member and constitutes the legal, valid and binding obligation of such Member, enforceable against the Member in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

Section 4.2 No Conflict. Neither the execution or delivery by the Member of this Agreement nor the consummation or performance by the Member of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which such Member is a party or by which the properties or assets of such Member are bound; or (b) contravene, conflict with, or result in a violation of, any law or order to which such Member, or any of the properties or assets of such Member, may be subject, except where the occurrence of any such event in clauses (a)-(b) has not and would not reasonably be expected to have a Seller Material Adverse Effect. The execution, delivery and performance of this Agreement by the Member do not and will not require any approval or Order of any Governmental Entity.

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Section 4.3 Litigation. There is no pending Action against the Member that involves his or its Membership Interests or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the business of Seller and, to the knowledge of such Member, no such Action has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action.

Section 4.4 Acknowledgment. The Member understands and agrees that the Loton Shares to be issued pursuant to this Agreement have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the Loton Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation D promulgated thereunder or Regulation S for offers and sales of securities outside the U.S. The Member hereby certifies that such person is either an “accredited investor” or not a “U.S. Person” as such terms are defined in Regulation D and Regulation S, respectively, under the Securities Act.

Section 4.5 Stock Legends. The Member hereby agrees with the Buyer as follows:

(a) Securities Act Legend. The certificates evidencing the Loton Shares issued to the Member will bear the following or a similar legend, and such other legend as maybe required under the Lock-Up and No Shorting Agreement executed by such Member:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (3) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED.

(b) Other Legends. The certificates representing such the Loton Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable law, including, without limitation, any U.S. state corporate and state securities law, or contract.

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(c) Opinion. The Member shall not transfer any or all of the Loton Shares pursuant to Rule 144, under the Securities Act, Regulation S or absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of the Loton Shares, without first providing the Buyer with an opinion of counsel (which counsel and opinion are reasonably satisfactory to the Buyer) to the effect that such transfer will be made in compliance with Rule 144, under the Securities Act, Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

Section 4.6 Ownership of Membership Interests. The Member is both the record and beneficial owner of the Membership Interests.

ARTICLE V

DELIVERIES OF THE BUYER AT CLOSING

Section 5.1 Loton Shares Issuance. In accordance with and subject to Section 1.3(b) of this Agreement, on the Closing Date, Loton shall deliver to the Seller an original share certificate evidencing each Member’s respective ownership of the Loton Shares as set forth on Schedule I hereto, registered in the name of such Member.

Section 5.2 Documents. In addition to delivery of the share certificates as set forth in Section 5.1, on the Closing Date, the Buyer shall deliver or cause to be delivered to the Seller and the Members:

(a) this Agreement duly executed by the Buyer;

(b) employment agreements, in form and substance reasonably acceptable to the Buyer and each party thereto, between the Buyer and each of Schnaier and Richard Blakeley (collectively, the “Employment Agreements”);

(c) a certificate, dated as of the Closing Date, executed by the secretary of the Buyer, certifying in such capacity and on behalf of the Buyer as to (i) the articles of incorporation and bylaws (and any amendments thereto) of the Buyer as being correct, complete and in full force and effect as of the Closing Date; (ii) the incumbency and signatures of the officers of the Buyer who executed this Agreement and other documents delivered in connection herewith on behalf of the Buyer; and (iii) the adoption of resolutions of the board of directors of the Buyer as being correct, complete and in full force and effect as of the Closing Date, authorizing the execution and delivery of this Agreement and other documents delivered in connection herewith, and the performance of the obligations of the Buyer hereunder and thereunder;

(d) a certificate, dated as of the Closing Date, executed by the secretary of Loton, certifying in such capacity and on behalf of Loton as to (i) the articles of incorporation and bylaws (and any amendments thereto) of Loton as being correct, complete and in full force and effect as of the Closing Date; (ii) the incumbency and signatures of the officers of Loton who executed this Agreement and other documents delivered in connection herewith on behalf of Loton; and (iii) the adoption of resolutions of the board of directors of Loton as being correct, complete and in full force and effect as of the Closing Date, authorizing the execution and delivery of this Agreement and other documents delivered in connection herewith, and the performance of the obligations of Loton hereunder and thereunder;

(e) a Bill of Sale, Assignment and Assumption Agreement, in such form as mutually acceptable to Buyer and Seller (the “Bill of Sale”), duly executed by the Buyer;

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(f) a Trademark and Domain Name Assignment, in such form as mutually acceptable to Buyer and Seller (the “Trademark and Domain Name Assignment”), duly executed by the Buyer; and

(g) such other documents as Seller may reasonably request for the purpose of (i) evidencing the accuracy of any of the representations and warranties of the Buyer or Loton, (ii) evidencing the performance of, or compliance by the Buyer or Loton with any covenant or obligation required to be performed or complied with by the Buyer or Loton, respectively, (iii) evidencing the effectiveness of any of the deliveries referred to in this Article V, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

ARTICLE VI

DELIVERIES OF SELLER AND THE MEMBERS AT CLOSING

Section 6.1 Documents. On the Closing Date, Seller shall deliver or cause to be delivered to the Buyer:

(a) this Agreement duly executed by Seller and each Member;

(b) the Lock-Up and No Shorting Agreement duly executed by each Member;

(c) a certificate, dated as of the Closing Date, executed by the Seller Managing Member and an executive officer of the Seller, certifying in such capacity and on behalf of Seller as to (i) the certificate of formation and Operating Agreement (and any amendments thereto) of Seller as being correct, complete and in full force and effect as of the Closing Date; (ii) the incumbency and signatures of the authorized individuals of Seller who executed this Agreement and other documents delivered in connection herewith on behalf of Seller; and (iii) the adoption of resolutions of the manager and the members of Seller as being correct, complete and in full force and effect as of the Closing Date, authorizing the execution and delivery of this Agreement and other documents delivered in connection herewith, and the performance of the obligations of Seller hereunder and thereunder;

(d) the Bill of Sale, duly executed by Seller;

(e) the Trademark and Domain Name Assignment, duly executed by Seller;

(f) the Employment Agreements, duly executed by Schnaier and Richard Blakeley, as applicable; and

(g) such other documents as the Buyer or Loton may reasonably request, with such evidence reasonably satisfactory to the Buyer or Loton, for the purpose of (i) evidencing the accuracy of any of the representations and warranties of the Seller and the Members, (ii) evidencing the performance of, or compliance by Seller and the Members with, any covenant or obligation required to be performed or complied with by Seller and the Members, as the case may be, (iii) evidencing that each of the key officers and employees of Seller (as determined by the Buyer in its sole and absolute discretion in consultation with Seller) shall be employed by the Buyer after the Closing Date, if any, (iv) evidencing the effectiveness of any of the deliveries referred to in this Article VI, or (v) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

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Section 6.2 Accredited Investor Questionnaire. Concurrently with or prior to the execution and delivery of this Agreement, Seller shall deliver an Accredited Investor Questionnaire to Loton, substantially in the form attached hereto as Exhibit A, completed and executed by each Member.

Section 6.3 Seller Financial Statements. Within thirty (30) days after the Closing Date, Seller shall provide the Buyer the unaudited balance sheet of Seller at March 31, 2017 and 2016, and the related statement of operations and cash flows for each of the three and nine month periods then ended and related notes to such financial statements (collectively, the “Seller Additional Interim Financial Statements”). The Seller Additional Interim Financial Statements shall be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the financial condition, results of operations and cash flows of Seller on a consolidated basis as of the respective dates thereof and for the periods referred to therein, and be consistent in all material respects with the books and records of Seller. After Seller delivers the Seller Additional Interim Financial Statements to Buyer in accordance with the foregoing provisions in this Section 6.3, Seller shall reasonably cooperate with Buyer and Buyer’s auditors as necessary and appropriate to cause the Seller Additional Interim Financial Statements to comply as to form with the applicable rules and regulations of the SEC for inclusion of such Seller Additional Interim Financial Statements in Loton’s filings with the SEC as required by the Securities Act and/or the Exchange Act.

Section 6.4 Books and Records. At the Closing, Seller shall deliver to the Buyer the originals of Seller’s books of account, contracts, records, and all other books or documents of Seller now in the possession or control of Seller, the Members or their representatives and agents and that are included in the Purchased Assets.

ARTICLE VII

SPECIAL COVENANTS AND AGREEMENTS

Section 7.1 Lock-Up. Effective as of the Closing Date, each Member shall enter into a lock-up and no shorting agreement, substantially in the form attached hereto as Exhibit B (the “Lock-Up and No Shorting Agreement”), whereby each Member shall be restricted for a period of two (2) years after the Closing Date (the “Lock-Up End Date”) from certain sales or dispositions of the Loton Shares, except in certain limited circumstances (the “Lock-Up”).

Section 7.2 Waiver of Operating Agreement Restrictions. In connection with the execution of this Agreement, the agreements contemplated hereunder and the consummation of the transactions contemplated hereby (the “Contemplated Transactions”), each Member and RDM hereby waives any transfer, voting, disposition, consent or any other restriction or requirement in the Operating Agreement or any other governing document of Seller prohibiting or in any way restricting (i) the execution, delivery and performance of this Agreement or the agreements contemplated hereunder or (ii) the consummation of the Contemplated Transactions.

Section 7.3 Tax Treatment and Allocation of Purchase Price.

(a)          Within ninety (90) days following the Closing, Buyer shall deliver to Seller a proposed schedule (the “Allocation Schedule”) allocating the Purchase Price among the Purchased Assets. The proposed Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the regulations thereunder. Seller agrees that promptly, but in no event more than thirty (30) days, after receiving the proposed Allocation Schedule, it shall either (i) sign the proposed Allocation Schedule and return an executed copy thereof to Buyer or (ii) provide to Buyer its comments with respect to the proposed Allocation Schedule (“Objection Notice”). Any disputes regarding the Allocation Schedule shall be resolved as set forth in Section 7.3(b). Each of Buyer and Seller agrees to file Internal Revenue Service Form 8594, and all federal, state, local and foreign tax returns, in accordance with the mutually agreed upon Allocation Schedule. Each of Buyer and Seller agrees to provide the other promptly with any other information required to complete Form 8594.

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(b)          Buyer and Seller shall use their reasonable efforts to resolve by written agreement any differences identified in Seller’s Objection Notice within the succeeding 30 days and, if they are able to resolve all such differences, the allocation agreed to shall be the final Allocation Schedule. If any objections raised by Seller in the Objection Notice are not resolved within the 30-day period next following such 30-day period, then Buyer and Seller shall submit the objections that are then unresolved (together with any agreed adjustments) to an independent certified public accountant selected by Seller, at cost and expense shared by Buyer and Seller equally, who shall be directed by Buyer and Seller to resolve the unresolved objections within the next 30 days and to deliver written notice to each of Buyer and Seller setting forth its resolution of the disputed matters. The allocation resulting from the decision of the independent certified public accountant shall be the final Allocation Schedule. Any allocation that becomes the final Allocation Schedule shall be final and binding as between Seller and Buyer and their respective Affiliates and neither Seller, Buyer nor any Affiliate of any thereof shall take any position on any tax return that is inconsistent with the final Allocation Schedule.

Section 7.4  Schnaier Payment Obligations. Schnaier agrees that, commencing from and after the Closing Date, he will promptly pay for all of Buyer’s net losses of the Business for each calendar month (or pro rata thereof), up to a total of $100,000.00 per month, and for any liabilities exceeding $100,000 in the aggregate that arose from April 1, 2017 to the Closing Date (inclusive), until the earlier of (a) such time as Loton’s Registration Statement on Form S-1 for its underwritten public offering of Loton Common Stock (the “Public Offering”) becomes effective and the Public Offering closes (the “S-1 Closing Date”) or (b) the twelve (12) month anniversary of this Agreement; provided, that Schnaier agrees and acknowledges that such payments of the net losses of the Business shall be immediately made to the extent any expenses, costs, liabilities or any other obligations of the Business arise that are reasonably likely to result in a net loss for the applicable period (or pro rata thereof). For the avoidance of doubt, for purposes of this Section 7.4, any salaries or other payments or amounts due to under the Employment Agreements shall be included in the calculation of the net loss for the applicable period.

Section 7.5  Credit Card Processing Agreement Replacement. Buyer acknowledges that Seller is party to a credit card processing agreement with Braintree (the “Braintree Agreement”) which is necessary for the operation of the Business, and that the Braintree Agreement is not transferrable to Buyer. Accordingly, prior to or concurrently with the Closing Date, the Buyer shall use its best efforts to enter into an agreement with one or more credit card processing companies, to be effective as of the Closing Date, with terms and conditions for the benefit of the Business that are equivalent to those set forth in the Braintree Agreement.

Section 7.6 Additional Documents and Further Assurances. Each party hereto, at the request of one or more of the other parties hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

Section 7.7 Post-Closing Payments.

(a)          To the extent that any payment, reimbursement or refund made pursuant to an Assumed Contract or under the Braintree Agreement is for a period that straddles the Closing Date (i.e., covers pre-Closing periods and post-Closing periods), then such payment, reimbursement or refund will be divided between Seller and Buyer on a pro rata basis.

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(b)          All payments and reimbursements that accrue after the Closing, and are made by any third party in the name of or to Seller in connection with or arising out of any Assumed Contract or under the Braintree Agreement after the Closing Date, shall be held by Seller in trust for the benefit of Buyer and, promptly upon receipt by Seller of any such payment or reimbursement, Seller shall pay over to Buyer the amount of such payment or reimbursement.

(c)          All payments and reimbursements that accrued before the Closing, and are made by any third party in the name of or to Buyer in connection with or arising out of any Assumed Contract or under the Braintree Agreement after the Closing Date, shall be held by Buyer in trust for the benefit of Seller and, promptly upon receipt by Buyer of any such payment or reimbursement, Buyer shall pay over to Seller the amount of such payment or reimbursement.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival of Representations and Warranties. The representations and warranties of each party hereto set forth in this Agreement (as modified by the Seller Disclosure Schedule) shall survive the Closing Date in accordance with the provisions set forth in this Article VIII; provided, however, that expiration shall not apply to or affect the rights of any indemnitee under this Article VIII in respect of (a) any fraud or intentional misrepresentation by any party; and (b) any claim for inaccuracy in or breach of any representation or warranty contained in Section 2.4 (Authorization, Validity and Enforceability of Agreements), Section 3.2 (Authorization; Enforceability), Section 3.4 (Members) or Section 4.1 (Authority), for which any claims will survive indefinitely. Following the date of expiration of a representation or warranty under this Agreement, no claim may be brought with respect to an inaccuracy or a breach of such representation or warranty, but such expiration shall not affect any claim for an inaccuracy or a breach of a representation or warranty that was asserted before the time of expiration. To the extent that such are performable after the Closing, each of the covenants and agreements contained in this Agreement and each other document delivered pursuant to this Agreement shall survive the Closing indefinitely.

Section 8.2 Indemnification. (a) Indemnification Obligations of the Seller Managing Member and Schnaier in Favor of the Buyer. Each of Seller, the Seller Managing Member and Schnaier shall, for a period commencing from the Closing Date and ending eighteen (18) months after the Closing Date, severally and jointly, indemnify the Buyer, Loton and each of their officers, directors, stockholders, agents, representatives and affiliates (each such person is referred to herein as a “Buyer Indemnified Party” and collectively such persons are referred to herein as the “Buyer Indemnified Parties”) in respect of, and hold each Buyer Indemnified Party harmless against, any and all debts, obligations losses, liabilities, deficiencies, damages, fines, fees, penalties, interest obligations, expenses or costs (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise) (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (collectively, the “Damages”) incurred or suffered by any Buyer Indemnified Party thereof to the extent arising out of or related to:

(i) any misrepresentation or breach of warranty by, or failure to perform any covenant or agreement of, the Seller or any Member contained in this Agreement or the Seller Certificate or the Seller Member Certificates; and

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(ii) any claim for brokers’ or finders’ fees or agents’ commissions arising from or through the Seller or any Member in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

(b) Indemnification Obligations of Gamtix in Favor of the Buyer. Gamtix shall, for a period commencing from the Closing Date and ending eighteen (18) months after the Closing Date, indemnify the Buyer Indemnified Parties in respect of, and hold each Buyer Indemnified Party harmless against, any and all Damages incurred or suffered by any Buyer Indemnified Party thereof to the extent arising out of or related to:

(i) any misrepresentation or breach of warranty by, or failure to perform any covenant or agreement of, Gamtix contained in this Agreement or the Seller Certificate or the Seller Member Certificates; and

(ii) any claim for brokers’ or finders’ fees or agents’ commissions arising from or through Gamtix in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

(c) Additional Indemnification Obligation of the Seller and the Members in Favor of the Buyer. The Seller and each Member shall, jointly and severally, indemnify and hold harmless the Buyer Indemnified Parties against any Damages incurred or suffered by any Buyer Indemnified Party to the extent arising out of or related to (i) the pursuit, prosecution or litigation of all claims of Seller pending as of the Closing Date against Eventbrite or any judgments, claims, settlements and the like by Eventbrite against Seller or its affiliates (the “Eventbrite Claims”), (ii) the pursuit, prosecution or litigation of all claims of Seller or judgments, claims, settlements and the like against the Seller or its affiliates with respect to the action set forth in Schedule 3.8(2) of the Seller Disclosure Schedule (the “Sunset Tower Claims”) and (iii) any Excluded Liability. Notwithstanding anything to the contrary set forth in this Agreement, at all times after the Closing, the Seller Managing Member and/or Schnaier shall have the sole right to control and direct all aspects of the Eventbrite Claims, and shall have exclusive right to any and all settlement or other proceeds from the Eventbrite Claims.

(d) Indemnification in favor of Seller and the Members. The Buyer and Loton shall, for a period commencing from the Closing Date and ending eighteen (18) months after the Closing Date, jointly and severally indemnify Seller, each Member and each of their officers, directors, members, agents, representatives and affiliates (each such person is referred to herein as a “Seller Indemnified Party”) in respect of, and hold each Seller Indemnified Party harmless against, any and all Damages incurred or suffered by any Seller Indemnified Party thereof to the extent arising out of or related to:

(i) any misrepresentation or breach of warranty by, or failure to perform any covenant or agreement of, the Buyer or Loton contained in this Agreement or the Buyer Certificate; and

(ii) any claim for brokers’ or finders’ fees or agents’ commissions arising from or through the Buyer or Loton in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

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Section 8.3 Notice and Opportunity to Defend Against Third Party Claims.

(a)          A party that may be entitled to indemnification pursuant to Section 8.2 (the “Indemnitee”) shall promptly give written notice (a “Notice of Claim”) to the party liable for such indemnification (the “Indemnitor”). A Notice of Claim shall set forth (a) a description, in reasonable detail, of the facts and circumstances with respect to the subject matter of such claim or potential claim for indemnification, and (b) the anticipated total amount of the indemnification claim (including any costs or expenses which have been or may be reasonably incurred in connection therewith). Upon receipt of a Notice of Claim, the Indemnitor may elect to cure the circumstances giving rise to the indemnification claim (the “Event of Loss”) within thirty (30) days after the date of receipt of the Notice of Claim. If such cure cannot be effected within such 30-day period, payment of the amount of actual Damage (including reasonable attorneys’ fees) due to the Indemnitee as set forth in the Notice of Claim shall be made by Indemnitor no later than the thirtieth (30th) day after the date of the Notice of Claim (or such later date as the Indemnitor receives written notice that the Indemnitee has suffered Damages). The Indemnitee’s failure to give prompt notice or to provide copies of documents or to furnish relevant data shall not constitute a defense (in whole or in part) to any claim by the Indemnitee against the Indemnitor for indemnification, except and only to the extent that such failure shall have caused or increased such liability or adversely affected the ability of the Indemnitor to defend against or reduce its liability.

(b)          If the Indemnitor shall reject any Damages as to which a Notice of Claim is sent by the Indemnitee, the Indemnitor shall give written notice of such rejection to the Indemnitee within thirty (30) days after the date of receipt of the Notice of Claim.

(c)          If any Notice of Claim relates to any claim made against an Indemnitee by a third person, the Notice of Claim shall state the nature, basis and amount of such claim. The Indemnitor shall have the right, at its election, by written notice to the Indemnitee, to assume the defense of the claim as to which such notice has been given. Except as provided in the next sentence, if the Indemnitor so elects to assume such defense, it shall diligently and in good faith defend such claim and shall keep the Indemnitee reasonably informed of the status of such defense, and the Indemnitee shall cooperate fully with the Indemnitor in the defense of such claim, provided that in the case of any settlement providing for remedies other than monetary damages for which indemnification is provided, the Indemnitee shall have the right to approve the settlement, which approval shall not be unreasonably withheld or delayed. If the Indemnitor does not so elect to defend any claim as aforesaid or shall fail to defend any claim diligently and in good faith (after having so elected), the Indemnitee may assume the defense of such claim and take such other action as it may elect to defend or settle such claim as it may determine in its reasonable discretion, provided that the Indemnitor shall have the right to approve any settlement, which approval will not be unreasonably withheld or delayed.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1 Press Releases and Announcements. No party shall issue any press release or public announcement relating to the subject matter of this Agreement or the transactions contemplated hereunder without the prior written approval of the other parties; provided, however, that the Buyer and/or Loton may make any public disclosure it believes in good faith is required by applicable law or stock market rule (in which case the Buyer or Loton shall use reasonable efforts to advise Seller and provide Seller with a copy of the proposed disclosure prior to making the disclosure).

Section 9.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns; provided, however, that the provisions in Article VIII concerning indemnification are intended for the benefit of the benefit of the individuals specified therein and their successors and assigns.

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Section 9.3 Entire Agreement. This Agreement (including the documents executed in connection herewith) constitutes the entire agreement among the parties and supersedes any prior or (other than as set forth herein) contemporaneous understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof.

Section 9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties; provided, that the Buyer and/or Loton may assign its rights, interests and obligations hereunder in the event it consummates a merger, acquisition and/or sale.

Section 9.5 Counterparts and Electronic Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures delivered by e-mail and/or .pdf transmission shall be sufficient and binding as if they were originals and such delivery shall constitute valid delivery of this Agreement.

Section 9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.7 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Buyer: Loton, Corp 269 South Beverly Drive, Suite #1450 Beverly Hills, CA 90212 Attn: Robert S. Ellin, Executive Chairman Facsimile:	Copy to (which copy shall not constitute notice hereunder): Foley Shechter LLP 211 East 43rd Street, Suite 609 New York, New York 10017 Attn: Sasha Ablovatskiy, Esq. Facsimile: +1-917-688-4092

If to the Seller: Wantickets RDM, LLC One Penn Plaza, 50th Floor New York, NY 10119 Attn: Joseph Schnaier Facsimile: ________________	Copy to (which copy shall not constitute notice hereunder): Steptoe & Johnson LLP 1114 Avenue of the Americas New York, NY 10036 Attn: Michael J.W. Rennock, Esq. Facsimile: +1-212-506-3950

If to the Seller Managing Member or Schnaier: Danco Enterprises, LLC One Penn Plaza, 50th Floor New York, NY 10119 Attn: Joseph Schnaier Facsimile: ________________	Copy to (which copy shall not constitute notice hereunder): Steptoe & Johnson LLP 1114 Avenue of the Americas New York, NY 10036 Attn: Michael J.W. Rennock, Esq. Facsimile: +1-212-506-3950
If to Gamtix: _________________ _________________ _________________ Attn: _________________ Facsimile: ________________	Copy to (which copy shall not constitute notice hereunder): _________________ _________________ _________________ Attn: _________________ Facsimile: ________________

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Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

Section 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York.

Section 9.9 Submission to Jurisdiction. Each of the parties (a) submits to the jurisdiction of any state or federal court sitting in the County of New York in the State of New York in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another arty by sending or delivering a copy of the process to the arty to be served at the address and in the manner provided for the giving of notices in this Section 9.9. Nothing in this Section 9.9, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

Section 9.10 Amendments and Waivers. The parties may mutually amend any provision of this Agreement at any time prior to the Closing. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party giving such waiver. No waiver by any party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

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Section 9.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.13 Construction. (a) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

Section 9.14 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LIVEXLIVE TICKETS, INC.

By:	/s/ Robert S. Ellin
Name:	Robert S. Ellin
Title:	Executive Chairman

LOTON, CORP

By:	/s/ Robert S. Ellin
Name:	Robert S. Ellin
Title:	Executive Chairman and President

WANTICKETS RDM, LLC

By:	/s/ Joseph Schnaier
Name:	Joseph Schnaier
Title:	President and CEO

DANCO ENTERPRISES, LLC

By:	/s/ Joseph Schnaier
Name:	Joseph Schnaier
Title:	President and CEO

JOSEPH SCHNAIER

/s/ Joseph Schnaier

GAMTIX, LLC

By:
Name:
Title:

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SCHEDULE I

Members of GW; Ownership of Membership Interests

Name	Address	Tax-ID/SSN	Membership Interests		Shares of Loton Common Stock to Be Delivered to Members at Closing
			Class A Units	Class B Units
Danco Enterprises, LLC	One Penn Plaza, 50th Floor New York, NY 10119		84	0	1,800,000
Joseph Schnaier	One Penn Plaza, 50th Floor New York, NY 10119		6	0	0
Gamtix, LLC	c/o Josef A. Chehebar MBR 1412 Broadway RM 1400 New York, NY 10018		0	10	200,000
		TOTAL	90 (representing 100% of Class A Units)	10 (representing 100% of Class B Units)	2,000,000

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EXHIBIT A

Accredited Investor Questionnaire

Loton, Corp (“Loton”) will use the responses to this Accredited Investor Questionnaire to confirm the “accredited investor” status of potential shareholders (the “Holders”) for purposes of U.S. federal and state securities laws. This Accredited Investor Questionnaire does not constitute an offer to sell or the solicitation of an offer to buy any securities of Loton, Corp (“Loton”).

PART 1 ― INDIVIDUAL HOLDERS

For Holders who are individuals, please check the appropriate box(es) that indicates which of the following accurately describes your status:

☐	A.	The Holder’s individual net worth (excluding primary residence), or joint net worth with the Investor’s spouse (excluding primary residence), exceeds $1,000,000[1].

☐	B.	The Holder had an income in excess of $200,000 in each of the two most recent years, or joint income with the Holder’s spouse in excess of $300,000, in each of those years and has a reasonable expectation of reaching the same level of income in the current year.

☐	C.	The Holder does not satisfy any of the criteria set forth in paragraphs (A) or (B) above.

Date: __________________ ___, 2017
(Print name of Holder)

(Signature of Holder)

Mailing Address of Holder:

E-mail: __________________________

[1]	When determining your net worth, the value of your primary residence (i.e., the home where you live most of the time) should not be included as an asset. Indebtedness secured by your primary residence, up to its estimated fair market value at the time of the sale of the securities, should not be included as a liability (except that if the amount of the indebtedness outstanding at the time of the sale of the securities exceeds the amount outstanding 60 days before that time, other than as a result of the acquisition of the primary residence, the amount of the excess should be included as a liability). Indebtedness secured by your primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of the securities should be considered a liability and deducted from net worth.

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PART 2 ― NON-INDIVIDUAL HOLDERS

Please check the appropriate box to indicate if any of the following accurately describes the Holder. You may be required to provide additional verification reasonably acceptable to Loton or its counsel regarding your entity’s status or total assets.

☐	A corporation, partnership, Massachusetts or similar business trust or any organization described in Section 501(c)(3) of the Internal Revenue Code, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000.

☐	A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

☐	An investment company registered under the Investment Company Act of 1940, as amended (the “Act”) or a business development company as defined in Section 2(a)(48) of the Act.

☐	An entity in which all of the equity owners are accredited investors (NOTE: you must attach a list of the shareholders, partners or beneficiaries of the undersigned, and the “accredited investor” category which each such shareholder, partner or beneficiary satisfies).

☐	A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of the Securities Act.

☐	A trust that may be amended or revoked at any time by the grantors and whose grantors are accredited investors (Those persons must complete Part I of this Accredited Investor Questionnaire).

☐	The Holder does not satisfy any of the criteria set forth in the above descriptions.

Date: __________________ ___, 2017
(Print name of Holder)

(Signature of Holder)

(Title)

Mailing Address of Holder:

E-mail: __________________________

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EXHIBIT B

Lock-Up and No Shorting Agreement

[See Exhibit 10.4 to this Current Report]

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LIST OF SCHEDULES

Buyer’s Schedules

Schedule 2.2	Capitalization of Loton and the Buyer

Seller’s Schedules

Schedule 1.1(l)	Other Assets
Schedule 1.2(c)	Excluded Contracts
Schedule 1.2(d)	Excluded Claims
Schedule 3.3	Subsidiaries
Schedule 3.8	Litigation and Proceedings
Schedule 3.12	Assumed Contracts
Schedule 3.13(b)(i)	Registered Intellectual Property
Schedule 3.13(b)(ii)	Intellectual Property Royalty Obligations
Schedule 3.13(b)(iii)	Intellectual Property Licenses
Schedule 3.16(a)	Employees
Schedule 3.16(b)	Employment Agreements
Schedule 3.16(c)	Employee Benefit Plans
Schedule 3.18	Insurance
Schedule 3.19	Customers and Suppliers
Schedule 3.21	Banks

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